Exhibit 5.1

August 4, 2005	58896.00001

Board of Directors

Marvel Enterprises, Inc.

417 Fifth Avenue

New York, New York 10016

Re:	Marvel Enterprises, Inc.

Post-Effective Amendment No 1. to Registration Statement on Form S-8 (Registration No. 333-101422)

Ladies and Gentlemen:

We have acted as counsel to Marvel Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment to Registration Statement on Form S-8 (the “Post-Effective Amendment”), as filed on August 4, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration under the Securities Act of an additional 5,000,000 shares (the “Additional Shares”) of the Company’s Common Stock, par value $0.01 per share, that may be issued pursuant to awards under the Company’s 1998 Stock Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined originals or copies of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such other investigations of law as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination and review of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures on, and the authority of all persons or entities signing, all documents examined by us and (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.

Board of Directors

Marvel Enterprises, Inc.

August 4, 2005

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, when issued in accordance with the terms of the Plan (including the payment of any applicable exercise price), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP